Exhibit 99.1

PRESS RELEASE

Liberty Global and Searchlight Complete OneLink Acquisition

Merger Creates the Largest Cable Company in Puerto Rico

Englewood, Colorado – November 9, 2012:

Liberty Global, Inc. (“Liberty Global” or “LGI”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that, following regulatory approval, it has consummated the previously announced agreement with investment funds affiliated with Searchlight Capital Partners, L.P. (collectively, “Searchlight”). Pursuant to this agreement, a subsidiary of LGI contributed its 100% interest in Liberty Cablevision of Puerto Rico LLC (“Liberty Puerto Rico”), and Searchlight contributed cash, to Leo Cable LP, an entity that, in turn, used the Searchlight cash to acquire 100% of the equity of San Juan Cable, LLC, doing business as OneLink Communications (“OneLink”).

Leo Cable LP is ultimately 60%-owned by LGI and 40%-owned by Searchlight. LGI will have a controlling financial interest in, and will consolidate, Leo Cable LP. The newly formed entity represents the largest cable operator on the island with homes passed of approximately 700,000 and revenue generating units (RGUs)1 approaching 500,000. LionTree Advisors and Scotiabank acted as financial advisors to Leo Cable LP and certain of its affiliates in this transaction.

About Liberty Global
Liberty Global is the leading international cable company, with operations in 13 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading television, broadband internet, and telephony services are provided through next-generation networks and innovative technology platforms that connect 20 million customers who subscribe to 34 million services as of September 30, 2012.

Liberty Global’s consumer brands include UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Chellomedia, our content division, UPC Business, a commercial services division and Liberty Global Ventures, our investment fund. For more information, please visit www.lgi.com.

About Searchlight
Searchlight is a private investment firm founded in 2010 by senior partners formerly with industry leading investment management firms. Searchlight Capital Partners currently manages over $860 million, invests in a wide range of industries in North America and Europe, and has offices in New York, London and Toronto. For more information, please visit www.searchlightcap.com.

Liberty Global Contacts
Investor Relations                        Corporate Communications
Christopher Noyes    +1 303 220 6693            Hanne Wolf        +1 303 220 6678
Oskar Nooij        +1 303 220 4218            Bert Holtkamp        +31 20 778 9800

Searchlight Contacts
RLM Finsbury
Steven Goldberg    +1 646 805 2027            steven.goldberg@rlmfinsbury.com
David Millar        +1 646 805 2009            dave.millar@rlmfinsbury.com
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[1]
The homes passed and RGU figures are as of September 30, 2012. LCPR figures are based on Liberty Global subscriber definitions and OneLink homes passed and RGUs are based on information provided to us by OneLink.

2